Exhibit 10.12

ENTRUSTED OPERATING AGREEMENT

OF

WUHAN OPTICAL VALLEY INTERNATIONAL PLAZA

(the “Agreement”)

between

Jintou Qiangjing Commercial Investment (Wuhan) Co., Ltd

and

Wuhan Tony Fun Commercial Management Co., Ltd

THIS AGREEMENT is made on June 6th, 2019.

BETWEEN

1	Jintou Qiangjing Commercial Investment (Wuhan) Co., Ltd, a company incorporated under the laws of the People’s Republic of China having its registered office at Room 3103, 31/F, RongzhongGuoji, Building1, 889 Luoyu Road, Donghu High-tech Development Zone, Wuhan, Hubei, China (the “Client”), whose legal person is Xiaoru Liu.

2	Wuhan Tony Fun Commercial Management Co., Ltd,a company incorporated under the laws of the People’s Republic of China having its registered office at Room 19-6, Building A, Optical Valley Center Garden, 889 Luoyu Road, Donghu High-tech Development Zone, Wuhan, Hubei, China (the “Manager”), whose legal person is Zhiqiang Han.

WHEREAS

1	The Client appoints a professional assets management company, which is an experienced operation management organization providing consulting services of commercial operation management, for Project of Wuhan Optical Valley International Plaza (the “Project”), in order to obtain profits services in the period;

2	The Manager is a professional and experienced service provider of commercial operation and management, having the capacity of completing the work set out by the Client.

3	The Agreement was made by both Parties, pursuant to Contract Law, General Provisions of the Civil Law of People’s Republic of China.

AGREEMENT

1.	DEFINITION AND INTERPRETATION

1.1	Unless the context otherwise requires:

Compensation means salary paid to the Project staff, or accumulated for their benefit, including but not limited to all salaries, allowance, economic compensation or individual income tax, severance pay and pension, or premium and any other employment allowance, paid to staff or accumulated for their benefit.

Gross Operating Profit means a company’s profit from selling goods or services in a particular period after costs (if any) directly related to producing them are subtracted.

Gross Revenue means all kinds of income and gains directly or indirectly from leasing or operation of the Project, including rental, interest on bank account balances, any other income and gains.

Total Construction Cost means sum of all expenses related to the reconstruction of the Project.

Operating Costs means all kinds of fees and expenses listed as operating costs, including but not limited to the following:

a)	Management fee;

b)	Cost, depreciation and amortization of business machine and equipment, marketing expense, personnel training courses fee, license fee, ground and green maintenance fee, and rental of equipment rented by the Manager;

c)	Expenses of all maintenance;

d)	Insurance and relevant expenses paid by the Manager after opening;

e)	Business tariff and annex; and

f)	Personnel compensation;

Business Year means a financial year for the period from January 1stto December 31st in each year during operation. The first business year is the period from the opening date until the following December 31st. The last business year is the period from January 1st in the same year as the date of termination or expiration of the Agreement until the termination or expiration date.

Asset Replacement means improvement or replacement of property, machines and equipment, and other capital goods of the Project, in order to keep the Project operating and competitive in market.

RMB or Renminbi means fiat money of People’s Republic of China.

Annual Operating Budget means forecasts and budgets made by the Manager within the duration of the Agreement, for the following items in each business year:

a)	Gross revenue, gross operating profit, and management fee, as well as cash receipts and payments;

b)	Property maintenance;

c)	Asset replacement;

d)	Operating cost; and

e)	Business machine and equipment.

1.2	Estimate of liquidity provided by the Client, as well as the time of providing this estimate

1.3	Any reference to legislation in the Agreement shall be construed to include the following words: If the Act is amended, re-enacted or replaced by other laws, the provisions in force at that time will be applicable.

1.4	Headings used in the Agreement are for ease of reference only and shall not in any way determine the interpretation of the Agreement. Any reference to a provision and appendix attached hereto, refers to provisions and appendixes of the Agreement.

2.	SCOPE OF THE AGREEMENT

2.1	Whereas the Manager performs the following obligations, the Client delivers the Manager the Project that is completely finished and satisfies the operating requirement for management.

2.2	The Project is located in 889 Luoyu Road, Donghu High-tech Development Zone, Wuhan, Hubei, China, with business construction area covering 79,400 square meters, the Manager is authorized to manage all business construction areas. (Please see Appendix A for the registered address, red line map and description.)

2.3	The Project’s theme is First Fashion Youth Mall in Central China, by mutual consent.

2.4	In the event of any loss directly related to tenants refusing management of the Manager, including losses of finance and reputation, the Manager shall not be liable for breach of the Agreement for the client.

3.	TERM OF THE AGREEMENT

3.1	The term of the Agreement is 8 years, started from the effective date of the Agreement.

3.2	If the Client desires to have the Manager to continue to manage the Project, 6 months before the expiration of the Agreement, both parties shall renew or resign the Agreement after related provisions are amended.

3.3	After the expiration of the Agreement, if the Client continue to appoint the third party to manage the Project, the Manager has priority to sign the new Agreement under the same condition.

4.	PRE-OPENING PREPARATION

4.1	After the Agreement is signed (before the opening date), the Client shall acquire all needed consents, approvals, licenses and permits (the Ratification) from the Government at its own expense as soon as possible, and keep them valid, that allows the Manager to operate and manage the Project based on provisions of the Agreement.

4.2	The Client is hereby committed to waive any claim against the Manager or liability for losses resulting from the Client not acquiring any Ratification, and keep the Manager away from punishment or adverse effect and injury related to the punishment of Government.

4.3	In the event the Client fails to acquire any Ratification, the Manager and the Client shall be bound by the Agreement. In addition, the Client shall not request waiver of its obligations set out in the Agreement for the reason that the Ratification was not acquired.

4.4	After signing this Agreement, the Manager will commence the work of leasing and consulting of the Project, including branding, leasing strategy and execution, and taking charge in the specific implementation of leasing of major shops and tenants.

4.5	The Manager shall provide a pre-opening budget 90 days before opening of the Project. After confirmation of the pre-opening budget, the Manager will implement the work before opening, and the Client shall pay all expenses according to the budget.

4.5.1	Personnel compensation before opening

Personnel compensation of the Manager shall be paid as actually incurred since the effective date of the Agreement until the second opening date (grand re-opening date which is tentatively May 1, 2020).

The Manager shall provide monthly staff structure and compensation budgets within 3 days before beginning of the month, and the Client shall complete the approval and payment within 10 days after receiving the budget.

4.5.2	Office expenses and promotion expenses before opening

The Client shall pay office expenses and promotion expenses to third-parties according to pre-opening budget as actually incurred.

4.5.3	Other expenses

Other expenses before opening shall be paid after confirmation by the Client as actually incurred.

4.6	Empty shops because of failure of leasing can be partially closed, designed and decoration, to keep the appearance of the Mall clean.

4.7	Both parties agree that pre-opening budget is only a reasonable estimation, which can be changed based on unforeseen situations and delays. If something special happens beyond the budget, the Manager shall declare as actually incurred and the Client shall pay after confirmation.

5.	HANDOVER OF PROPERTY

5.1	Acceptance condition technical standard of handover of property are made by both parties. (Please see Appendix B for acceptance condition and technical standard.)

5.2	Both parties agreed that final handover time is June 30th, 2019. Prior to the final handover date, the Manager and the Client will appoint staff to become the acceptance and handover team, and create a plan of acceptance and handover.

5.3	Both parties shall file the information of the entrusted property according to regulatory procedures and related rules as the same time as handover of property.

6.	OPERATION AND MANAGEMENT AFTER OPENING

6.1	Personnel and organization

6.1.1	Staff management

The Manager has right to appoint, supervise, manage, guide and dismiss its own staff working for the Project, and has the right to decide their compensation, welfare and clause of employment.

6.1.2	General manager and deputy general manager

General manager is the Manager’s chief representative of the Project. General manager has rights of commanding and decision-making to operate and manage the Project, taking responsibility for the Project’s operation and management and the Manage. Deputy general manager assists general manager in his work.

6.2	Management right

6.2.1	The Client authorizes the Manager to supervise and take charge in the Project’s operation and management after opening, pursuant to provisions of the Agreement and relevant laws and regulations. Meanwhile the Manager has right of exclusive, control and decision-making.

6.2.2	The Client has right to know all management work of the Manager, give advice and suggestions, and evaluate the Manager’s performance in terms of operation revenue, gross operating profit and so on, for good development of operation and assets, obtaining operating goals of preserving or increasing the value of the property.

6.3	Work place

6.3.1	The Client shall provide the Manager with a well-decorated and centralized work place with an area of no less than 100 square meter, located on the Project for free.

6.3.2	The Client shall provide the Manager with all kinds of office equipment and office supplies, including but not limited to computers connected to a network, printer, duplicator, shredder, water fountain, telephone, and office furniture.

6.3.3	The Client shall provide equipment rooms and work rooms used for property management for free, with area decided based on actual demand.

7.	RIGHTS AND OBLIGATIONS OF THE CLIENT

7.1	The Client shall pay full amount of management fee and operation expenses to the Manager on time.

7.2	The Client shall ensure the legitimacy of the property ownership entrusted for operation and management, and provide the Manager with the complete license in time.

7.3	The Client shall ensure legitimacy of leasing of all tenants.

7.4	The Client shall provide the Manager with construction, arrangement, equipment and decoration information of the Project.

7.5	The Client shall ensure the Project including its equipment to satisfy technical standards of the Project’s operation, and keep it in good operation during term of the Agreement.

7.6	The Client shall finish the handover of property, handover, acceptance check and filing of property development information with the Manager.

7.7	The Client shall confirm all files handed in by the Manager in time. Unless the Agreement otherwise requires, if the Client does not give any written reply within 5 days after receiving the Manager’s files, the Client will be deemed to have confirmed the files in writing.

7.8	The Client shall expressly agree that tenants obey management of the Manager, comply with all regulations made by the Manager, when signing leasing agreement between the owner and tenants.

7.9	During the term of the Agreement, if the Client re-builds the Project, the Client shall get approved by the Manager, the rebuilding shall meet the overall management plan, and under guidance and management of the Manager.

7.10	The Client shall provide the Manager with necessary assistance for operation and management.

8.	RIGHTS AND OBLIGATIONS OF THE MANAGER

8.1	The Manager has a right to operation expenses and management fees pursuant to the Agreement.

8.2	After the Client pays the full amount of the management fee and operation expenses to the Manager on time, the Manager shall ensure operation of the Project, properly handle contingent events (except for force majeure) during operation, excluding business property and equipment, and keep the Project healthily developed.

8.3	The Manager shall ensure the deadline of the Agreement, finish the handover of property, handover, acceptance check and filing of property development information with the Client.

8.4	The Manager shall increase rental rate and promote economic performance, by all kinds of means.

8.5	The Manager shall make and perfect all regulations of the Project.

8.6	The Manager shall evaluate performance of tenants, and take charge in other management services such as optimization of retail space and adjustment of tenant mix.

8.7	The Manager shall take charge in execution of operation procedure, profit pattern of innovation, attracting and retaining the customers with the greatest possible, achieving tenants’ profit target.

8.8	The Manager shall create comfortable consumption environment to ensure satisfaction of consumers and healthy operation of the Project.

8.9	The Manager shall assist the Client in preserving or increasing the value of the property, and achieving the Client’s return on investment.

8.10	For expenses related to the Project that are not paid after confirmation of the Client and getting informed by the Manager, the Manager may make the payment on behalf of the Client, the Client shall ratify and undertake these expenses.

9.	ANNUAL OPERATING BUDGET

9.1	The Manager shall hand in the annual operating budget of the first financial year to the Client within at least 30 days before opening date. Within 30 days before every financial year, the Manager shall hand in every prepared annual operating budget to the Client.

9.2	Annual operating budget shall be approved by the Client, and the Client shall not refuse approval without a reason or delay approval. If the Client does not give any approval or objection within 30 days after receiving annual operating budget, the Client is deemed to approve this annual operating budget. If the Client raises any objection, items that are objected and relevant reasons shall be listed in writing. After the Manager receives the written notice of objection, the Manager shall take the Client’s advices and suggestions into consideration, add them in the annual operating budget and amend it.

9.3	If the parties fail to reach an agreement on the budget items within 20 days after the notice of objection is put forward by the Client, the figures in the annual operating budget in previous business year shall be applicable. However, compared with the amount specified in the annual operating budget of the previous business year, the budget of relevant items shall be increased. The increased amount shall be the rate of inflation for the previous business year (which shall be announced and recognized by the government of the People’s Republic of China), and if the Chinese government does not announce or recognize rate of inflation during the year, the increased amount shall not exceed 5%.

9.4	The Manager shall do its best to comply with the annual operating budget, but both parties acknowledge that the annual operating budget is only a reasonable estimate of revenue and expenditure which shall not be deemed to be the Manager’s guarantee of operating budget for any year. Under normal circumstances, the Client has no right to terminate the Agreement due to the Manager’s failure to complete the annual operating budget.

9.5	The Manager shall fulfill its obligations pursuant to this Agreement, on the premise that the Client shall pay the operating expenses and management fees to the Manager based on the annual operating budget on time.

10.	OPERATING EXPENSES

10.1	The Manager shall submit the operating expenses budget of the Project (including but not limited to employee compensation, office expenses, marketing expenses, etc.) according to the annual business plan, which shall be borne by the Client after its confirmation.

10.2	Employee compensation and office expenses

10.2.1	The Manager shall submit the team structure to the Client and be implemented after the approval of the Client within 30 days before opening of the Project.

10.2.2	The Manager shall submit the employee compensation budget and administrative and office expenses budget to the Client, which shall be paid as actually incurred upon the consent of the Client within 5 days in every month after opening.

10.3	If the Client fails to pay the employee compensation and office expenses to the Manager pursuant to the budget or the Agreement, all losses and consequences related to it shall be borne by the Client. If the Manager suffers any damage due to the above-mentioned behaviors of the Client, the Client shall also be responsible for full compensation.

11.	MARKETING EXPENSES

11.1	Marketing refers to introducing the Project’s features and advantages to the target consumers, improving the influence and attractiveness of the Project and achieving the growth of sales and rental, via advertising and finding what consumers’ demand.

11.2	The Manager shall submit the marketing expenses budget within 30 days before the end of each year.

11.3	After the marketing expenses in the annual operating budget is confirmed by the Client, the Client shall pay them to the third party as actually incurred. If the Client fails to pay the marketing expenses confirmed by itself on time, the Manager may make the payment on behalf of the Client, the Client shall ratify and undertake these expenses. If something unforeseen occurs beyond the budget, the Manager shall declare the expense as actually incurred and the Client shall pay after confirmation.

12.	ASSET REPLACEMENT EXPENSES

12.1	Asset replacement means improvement or replacement of property, machine and equipment, and other capital goods of the Project, in order to keep the Project operating and competitive in the market.

12.2	If the Manager needs to replace assets, it shall make a written declaration to the Client 3 days in advance, and the expenses shall be paid and borne by the Client after the Client’s confirmation. The Client shall reply within 5 days once receiving the Manager’s written declaration. If the Client fails to give any written reply within the required time, it will be deemed to make written confirmation of the declaration, the Manager may make the payment on behalf of the Client, the Client shall ratify and undertake these expenses.

12.3	If the Client does not approve the Manager’s written declaration of asset replacement expenses, or fails to pay them after approval, all losses and consequences related to them shall be borne by the Client.

13.	EXPENSES OF ATTRACTING INVESTMENT (tenants) SERVICE

13.1	Before the official opening, the service fee for the investment attraction completed by the Manager is twice as the monthly rent. The investment attraction service fee (attracting tenants to the Project) shall be one monthly rent if the reare shops adjustment happened after opening of the Project.

13.2	The deadline of payments for the investment attraction service fee:

The Client shall pay 60% of the investment attraction service fee to the Manager within 10 business days after the tenants sign lease agreements and have paid the agreed deposit or first rent and other fees in the full amount.

The Client shall pay the 20% of the investment attraction service fee to the Manager upon opening of the Project.

The Client shall pay the 20% of the investment attraction service fee to the Manager after one month has accrued from the opening of the Project.

A total of 40% of investment attraction service fee shall be used as the performance margin. If the Manager fails to reach 90% of signing rate of the investment attraction within one month since the opening of the Project, then the 40% of the investment attraction service fee shall be unconditionally forfeited.

13.3	If the lease agreement is terminated in advance due to the tenants’ reasons within one month since signing it, then the Manager shall refund the tenant’s investment attraction service fee; The investment attraction service fee for the second investment attraction of the shop shall be paid pursuant to this Agreement during the term of the Agreement

14.	STANDARD OF MANAGEMENT FEE

14.1	The management fee charged by the Manager is RMB 200,000 Yuan per month from the effective date of this Agreement to the previous day of opening; The management fee shall be charged according to the actual days if less than a month before the opening.

The management fee charged by the Manager is RMB 300,000 per month from the opening day.

The total revenue incentive mechanism is set in every month, and the implementation measures are as follows: monthly gross revenue is recognized annually, after the monthly gross revenue is recognized, the full monthly management fee will be paid if the target is completed. If it is not completed, the monthly management fee will be paid according to the completed proportion. If the scheduled annual gross revenue is completed, the monthly management fee deducted before shall be paid, and 10% of the excess amount will be paid as the management incentive.

14.2	The Client shall fund the basic management fee of the current month into the account designated by the Manager within the first 5 days of each month

14.3	If the Client is unable to pay the management fee at the appointed time of the Agreement, the Client shall pay the Manager liquidated damages of 0.5% of the management fee. Meanwhile, the Manger shall have the right to terminate the Agreement until the Client pay the management fees and liquidated damages, and all losses caused shall be borne by the Client.

15.	TAX

15.1	The Client and the Manager shall undertake the taxes and dues pursuant to Tax Law of the People’s Republic of China and relevant regulations within the term of this Agreement.

15.2	If the parties fail to pay the tax payable within the statutory time limit, they shall undertake all the responsibilities arising therefrom.

16.	INSURANCE COMPENSATION

16.1	The Client hereby confirms that the Client and the tenants are responsible for the insurance of the Project, and the Manager shall not be liable for any loss of the Project within the term of the Agreement.

16.2	The Client shall be responsible for the property invested by the Client, the insurance of equipment and facilities and the public liability insurance of this Project. The insurance type and amount shall be borne by the Client, with the principle that the operation of the Project is not affected by unexpected events.

16.3	The Client shall handle the above insurance procedures within 15 days before the opening of the Project and submit relevant materials to the Manager.

16.4	The commodity insurance of the tenants’ shops in this Project is insured by the tenants designated by the Client. The types and amount of insurance shall be based on the principle that the normal operation of the stores would not be affected by any accidents and shall be confirmed in the provisions of the lease agreement.

16.5	The Client hereby confirms that if the damage caused by the accident was not or was not fully compensated by insurance due to the reasons of Client or the shop itself, the Manager shall not be liable for any compensation.

17.	CONFIDENTIALITY CLAUSES

17.1	To carry out this Agreement, the Manager shall be obliged to keep confidentiality of all the relevant documents, materials, drawings, information, software and other relevant information provided by the Client, and shall take all reasonable measures to keep the above materials from being distributed, transmitted, disclosed, copied, abused and contacted by unrelated persons.

17.2	The various forms of documents, materials, drawings, information, software and other materials provided by the Manager are only used internally by the Client for the purposes of the Project. The Client is obliged to be responsible for confidentiality and shall take all reasonable measures to keep the above materials from being distributed, transmitted, disclosed, copied, abused by unrelated persons.

18.	FORCE MAJEURE

18.1	If any party fails to fulfill any of its obligations required in this Agreement due to war, administrative control, financial policies, terrorist incidents, severe fires, typhoons, earthquakes, floods, epidemics and other unforeseen, unavoidable and insurmountable force majeure events, then the affected party shall immediately notify the other party of the occurrence of the force majeure event by fax and provide the other party by express with a certificate of the occurrence of the force majeure event issued by the competent authority or intermediary agency within 14 days after the occurrence of the force majeure event. During the event of force majeure, the affected party shall make its best efforts to take immediate and reasonable measures to minimize the impact and damage.

18.2	The affected party shall not be liable for the delay or failure to fulfill the obligations caused by force majeure events. However, the affected party shall inform the other party in this Agreement of the end or elimination of the force majeure event by fax as soon as possible.

18.3	When the event of force majeure is terminated or its influence is eliminated, both parties shall immediately continue to perform their obligations and the term of the Agreement shall be postponed accordingly. If the impact of the force majeure event lasts for more than 180 days, the parties should reach an agreement through negotiation. If the agreement cannot be entered into, it shall be submitted to the court for settlement pursuant to the provisions of article 20 of the Agreement.

19.	TRANSFERING

19.1	Except for the affiliated companies, any party has no right to transfer any rights or obligations in the Agreement to a third party without the prior written consent of the other party. (In this Agreement, the affiliated companies refer to companies that own 51% or more of the voting shares or equity directly or indirectly, legally or beneficially, or companies directly or indirectly hold 51% or more of voting shares or equity of the parties.)

19.2	If the Client plans to transfer all or part of the asset management rights of the Project to a third party, the Client shall send a written notice to the Manager at least 30 days in advance and provide the Manager with the information of the transferee. After receiving the notice and the relevant transferee’s information: 1) the Manager has the right to choose to unilaterally terminate this Agreement without any liability for breach of Agreement, and shall inform the Client in writing within 15 days; 2)When the Client’s transferee makes commitment to continue to perform all the rights and obligations under this Agreement, and the Manager has not informed the Client in writing to terminate this Agreement, then the Client’s transferee has the right to continue to perform this agreement.

19.3	If shareholders of the Client sell, remise or transfer its equity to a third party, the Client shall notify the Manager in writing within 10 days prior to the occurrence of the above acts. If shareholders of the Client sell, remise or transfer more than 50% of the equity to a third party, the Manager has the right to terminate the agreement unilaterally and not to assume any liability for breach of the Agreement.

20.	LIABILITY FOR BREACH OF THE AGREEMENT

20.1	Unless the Agreement otherwise requires, if one party fails to abide by the Agreement and fails to perform the obligations and responsibilities under this Agreement, the other party shall inform the defaulting party in writing and request the defaulting party to correct the breach of Agreement within 7 days after receiving the written notice. If the defaulting party fails to take any effective remedial measures within the regulated time, the other party has the right to terminate the Agreement and wait for the defaulting party to rectify the breach of Agreement and resume the performance of the Agreement, if the defaulting party fails to take any effective measures within 15 days after receiving the written notice, the other party shall have the right to terminate the Agreement in advance. After the Agreement is terminated, the defaulting party shall pay all losses suffered by the observant party due to defaulting’s breach of Agreement.

20.2	If either party of the Agreement requests termination of the Agreement without any reason, it shall pay the other party compensation related to termination. The compensation is a 12-month management fee (the monthly management fee is the average of the management fees incurred in the past 6 months) or half of the total management fee from the termination date of the Agreement to the expiration date of the Agreement. The larger one will prevail.

20.3	If the Project cannot be operated normally due to the reasons of the Client, including but not limited to: the Manager cannot manage the Project normally resulting from restrictions on operating conditions and restrictions on the management personnel’s authority, the Manager shall not be liable for breach of Agreement by the Client. In the event that the above-mentioned incident has not been properly resolved within one month after it occurs, the Manager has the right to terminate this Agreement in advance without any liability. If the agreement is terminated due to the above reasons, the Client shall pay all outstanding payments, including management fees and termination compensation (the amount of the termination compensation shall be implemented pursuant top rovision of 20.2), and shall comply with the termination requirements specified in this Agreement.

20.4	The Manager shall not be liable for breach of Agreement of the Client due to abnormal operation and the management of the Project resulting from the reasons of. government or other third party (including but not limited to municipal maintenance, road construction, public security, etc.). In the event that the above-mentioned incident has not been properly resolved within two months after it occurs, the Manager has the right to terminate this Agreement in advance without any liability. Termination of the Agreement for the above reasons does not alleviate or exempt the Client of the obligation to pay all management fees payable.

20.5	Any action by either party to the breaching party that does not take the action of the enforcement of right may not be considered as a waiver of the right to take action against the breach or any subsequent breach of Agreement by the other party.

20.6	Within the term of the Agreement and within 5 years after the expiration of the Agreement, the Client shall not employ the employees (including employees who have been exchanged or dismissed) assigned by the Manager, otherwise the Client shall compensate the Manager for the losses related to this.

20.7	At the termination of this Agreement, if one party remains uncompensated for breach due to another party’s violation of this Agreement, if the events happened before the termination, both sides still have the same rights as the before the termination of this Agreement.

21.	APPLICABLE LAW AND RESOLUTION OF DISPUTE

21.1	The conclusion, validity, interpretation, performance and settlement of disputes of this Agreement are governed by the People’s Republic of China.

21.2	All disputes arising out of or in connection with the implementation of this Agreement shall be settled through friendly negotiation. If the negotiation cannot be resolved, both parties may bring an arbitration to the Beijing Arbitration Commission and the results of the arbitration shall be binding on both parties.

22.	NOTIFICATION

22.1	Any written notice or correspondence related to the execution of this Agreement shall be sent by express mail or by specially-assigned person , or by registered mail, prepaid postage or by fax. The above notice or correspondence shall be sent to the following address. Unless the Agreement otherwise requires ,the notice shall be deemed to have been arriving at the address, if following situation happens: 1)It is delivered by a special person, when it is sent to the address of the relevant party; 2)when the notice is delivered by fax, the fax is sent and the transmission report indicates that all faxes have been accepted by the recipient, 3)if the registered mail or express delivery is delivered, it is the third day from the date of delivery of the mail.

The Client: Jintou Qiangjing Commercial Investment (Wuhan) Co., Ltd

Address: Room 3103, 31/F, Rongzhong Guoji, Building 1, 889 Luoyu Road, Donghu High-tech Development Zone, Wuhan, Hubei, China

Recipient: Lian Meng

Telephone:

E-mail:

The Manager: Wuhan Tony Fun Commercial Management Co., Ltd

Address :Room 19-6, Building A, Optical Valley Center Garden, 889 Luoyu Road, Donghu High-tech Development Zone, Wuhan, Hubei, China

Recipient: Jing Liu

Telephone:

E-mail:

23. OTHERS

23.1	This Agreement comes into effect after being signed by the authorized representatives of both parties and sealed by the both companies.

23.2	This Agreement is in the form of four (4) copies. Each of Party A and Party B is responsible for two (2) copies and has the same legal effect.

23.3	The appendix to this Agreement (if any) is an integral part of this Agreement and has the. same legal effect as this Agreement. If the appendix is inconsistent with the body of this Agreement, the body of this Agreement shall control.

23.4	Any additions or modifications to the provisions of this Agreement shall be made in the form of supplements or confirmations, and signed by the authorized representatives of both parties and sealed by the company. These supplements and confirmations form an integral part of this Agreement, and have the same legal effect as the Agreement. In the event of any inconsistency between the Supplements or the Confirmations and the interpretation of the same matter in this Agreement, the Supplements or Confirmations shall control.

23.5	Any party shall not transfer any rights and obligations under the Agreement to a third party without the prior written consent of the other party

23.6	This Agreement, on the date of signing, supersedes all oral, written and other forms of commitments reached by the parties under the provisions of this Agreement.

No Text Below

This page is the signature and seal page of the “Entrusted Operating Agreement of Wuhan Optics Valley International Plaza” for both parties.

Party A (seal): Jintou Qiangjing Commercial Investment(Wuhan) Co., Ltd.

Signature of Legal Representative: Xiaoru Liu

Date June 6, 2019

Party B (seal): Wuhan Tony Fun Commercial Management Co., Ltd.

Signature of Legal Representative: Zhiqiang Han

Date: June 6, 2019